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                                  EXHIBIT 99.1
                                  PRESS RELEASE


                      PEREGRINE ANNOUNCES FISCAL YEAR 2003
                  YEAR END RESULTS AND OPERATIONAL HIGHLIGHTS
            COMPANY CITES "SIGNIFICANT PROGRESS" ON MULTIPLE FRONTS

TUSTIN, CA - JULY 1, 2003 - Peregrine Pharmaceuticals, Inc. (Nasdaq: PPHM) announced today its financial results for the year ended April 30, 2003 and its operational highlights. Revenues generated by Avid Bioservices, Inc., the company's wholly-owned subsidiary, increased to $3,300,000 million, which reduced the company's net loss to $11,559,000 ($0.10 per basic and diluted share) compared to a net loss of $11,718,000 ($0.11 per basic and diluted share) for the prior year ended April 30, 2002. The net loss for fiscal year 2003 included a non-cash interest charge of $1,017,000 ($0.01 per share) related to the amortization of the company's convertible debt discount associated with the financing completed in August 2002.

Revenues for the year increased 4% to $3,921,000 compared to $3,766,000 in fiscal year 2002. The revenue improvement was due to an increase in contract manufacturing revenues to $3,346,000 from $46,000 in the prior year from services provided by the company's wholly owned subsidiary, Avid Bioservices, Inc. The company announced the formation and start-up of Avid in late fiscal year 2002 and therefore, minimal revenues were generated during the prior fiscal year. The increase in contract manufacturing revenues was off-set by a decrease in licensing revenue of $3,145,000. The prior year license revenue included the recognition of $3,000,000 upon the conclusion of the Schering AG license agreement related the company's Oncolym rights.

Total cost and expenses decreased 9% or $1,393,000 from $15,984,000 for the year ended April 2002 to $14,591,000 for the 2003 fiscal year. The decrease in total costs and expenses was primarily due to a charge in the prior year of $2,000,000 related to the dissolution of the joint venture with Oxigene, Inc. whereby the company re-acquired all rights to its Vascular Targeting Agent platform technology. Excluding the $2,000,000 charge, total cost and expenses increased 4% or $607,000 for fiscal year 2003 compared to the prior year. Cost of sales increased $2,848,000 related to the increase in revenues generated by Avid and the additional personnel costs required to run a current Good Manufacturing Practices (GMP) facility. Research and development expenses decreased 24% or $2,750,000 primarily due to a reduction in clinical trial costs as the company suspended its clinical trial patient enrollment, other than its ongoing trial at Stanford University Medical Center, in order to focus its efforts on licensing its technologies. This current year decrease in research and development was supplemented with the allocation of labor and overhead expenses to cost of sales in relation to its contract manufacturing services provided by Avid to outside customers. General and administrative expenses increased 21% or $509,000 primarily related to increased business development activities associated with the formation and start-up of Avid combined with the company's effort to license its technologies under development.

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Peregrine President and CEO Steven King said, "We made significant progress on a number of fronts during the year. In addition to receiving FDA approval to proceed with a product registration clinical study for our Cotara drug for brain cancer, we also realized our first important revenue from Avid. Our Cotara compound, which has orphan drug status in the United States, was granted orphan drug status in Europe. Other important events included our partnership with Schering, AG for the development of Vascular Targeting Agents for diagnostics and imaging and the granting of six new patents, which further strengthened our intellectual property position."

"During fiscal year 2003, we raised gross proceeds of $9 million under equity and debt financing arrangements to fund our activities. We are optimistic about Avid's potential based on our experience with our current client's and interest expressed by additional third party prospects. In addition, we are also encouraged by interest in our various technologies from potential licensing partners," King said.

"We will continue to focus on developing a robust pipeline of biopharmaceutical product candidates based on our extensive technology platforms. We look forward to the achievement of additional research, clinical, and licensing milestones throughout the upcoming year."

SIGNIFICANT PEREGRINE EVENTS IN FISCAL 2003

         o The U.S. FDA granted approval to start a single registration study for CotaraTM in recurrent glioblastoma multiforme, a deadly form of brain cancer. The study is planned for the U.S., Europe and Canada. Peregrine intends to find a partner for Cotara to fund the registration study.

         o The first full year of Avid Bioservices operations ended with revenue of $3.35 million. Avid completed its initial contracts and delivered clinical product to those clients. Avid signed additional contracts for continued production and projected revenue growth.

         o        Cotara received Orphan Drug Status in Europe.

         o Steven King was promoted from chief operating officer to chief executive officer.

         o The company signed a world-wide licensing agreement with Schering, AG for the development of Vascular Targeting Agents with radioactive isotopes for imaging and diagnostics.

         o The company was granted six new patents covering its Vascular Targeting Agent and Vasopermeation Enhancement Agent platform technologies, broadening and strengthening the company's patent position and intellectual property in these fields of research.

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         o        Pre-clinical progress continued during fiscal year 2003.
                  Researchers at the University of Texas Southwestern Medical Center at Dallas have published data detailing the anti-tumor effects of the 2C3 antibody. The study, which appears in the most recent issue of Angiogenesis, demonstrated that administration of 2C3 to tumor-bearing mice inhibited tumor growth by 75%, as compared to a control group. The company has an exclusive license to the 2C3 antibody with University of Texas Southwestern Medical Center.

         o The year saw publication of radiolabeled Tumor Necrosis Therapy data from a Phase I/II inoperable lung cancer study from clinical research conducted in China. The study showed radiolabeled TNT demonstrated significant tumor regressions in late stage inoperable lung cancer. The Phase I/II study compared the efficacy of three different methods of administration of 131I-chTNT for patients with inoperable late stage lung cancer: intravenous, intratumoral, and a combination of intravenous plus intratumoral injection. The results demonstrated that the method of intratumoral injection alone achieved a 56% complete and partial tumor remission rate. The combined intravenous plus intratumoral injection method achieved 40% and the intravenous method alone achieved 9% tumor remission rate. The disease control rate for all three methods of treatment, including complete and partial remission and stable disease, was 88% for the 43 patients assessed in the study. The highest therapeutic effect was obtained by using common bronchoscopy and computer tomography
                  (CT) scan instruments in a new technique to directly infuse the tumor with lethal doses of 131I-chTNT.

         o Company representatives presented at four major industry conferences including the American Society of Clinical Oncology (ASCO) Annual Meeting, the Society of Nuclear Medicine's Annual Meeting, the Bio2002 Annual Conference, The 2002 World Antibody Summit, and the First International Conference on Vascular Targeting. These presentations showcased Peregrine's technologies and created enhanced exposure in the scientific and business communities.

         o Company technology was published in seven scientific peer review journals, including prestigious journals such as THE PROCEEDINGS OF THE NATIONAL ACADEMY OF SCIENCES and CANCER RESEARCH. These publications highlighted research on Peregrine's Tumor Necrosis Therapy, Vascular Targeting Agents, Anti-Angiogenesis Agents and Lym-1 technologies.

         o The company raised $9 million under equity and debt financing arrangements.


ABOUT PEREGRINE PHARMACEUTICALS
Peregrine Pharmaceuticals is a biopharmaceutical company focused on the development, commercialization and licensing of unique technologies for the treatment of cancer, primarily based on three collateral targeting technologies. Peregrine's Tumor Necrosis Therapy (TNT), Vasopermeation Enhancement Agents
(VEA), and Vascular Targeting Agents (VTA) technologies target cell structures and cell types that are common among solid tumor cancers, giving them broad

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applicability across various tumor types. The company has received approval from the FDA to start a Cotara(TM) Phase III clinical trial for brain cancer. Cotara is also being studied in a Phase I trial for colorectal, pancreas, soft tissue sarcoma and biliary cancers at Stanford University. The company is focused on licensing collaborations for all of its technologies under development. The company's Oncolym(R) technology to treat non-Hodgkin's B-cell lymphoma in Phase I/II of development is available for licensing. The company operates a cGMP contract manufacturing facility for monoclonal antibodies and recombinant proteins through its wholly-owned subsidiary Avid Bioservices, Inc. (www.avidbio.com). Copies of Peregrine press releases, SEC filings, current price quotes and other valuable information for investors may be found on the website www.peregrineinc.com.

SAFE HARBOR STATEMENT: THIS RELEASE MAY CONTAIN CERTAIN FORWARD-LOOKING STATEMENTS THAT ARE MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ACTUAL EVENTS OR RESULTS MAY DIFFER FROM THE COMPANY'S EXPECTATIONS AS A RESULT OF RISK FACTORS DISCUSSED IN PEREGRINE'S REPORTS ON FILE WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION, INCLUDING, BUT NOT LIMITED TO, THE COMPANY'S REPORT ON FORM 10-K FOR THE YEAR ENDED APRIL 30, 2002 AND ON FORM 10-Q FOR THE QUARTER ENDED JANUARY 31, 2003.

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                         PEREGRINE PHARMACEUTICALS, INC.

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                          AS OF APRIL 30, 2003 AND 2002


                                                        2003             2002
                                                     -----------     -----------
ASSETS                                                unaudited

CURRENT ASSETS:
Cash and cash equivalents                            $3,137,000      $6,072,000
Trade and other receivables, net                        245,000         328,000
Short-term investments                                  242,000              --
Inventories                                             376,000           6,000
Prepaid expenses and other current assets               257,000         384,000
                                                     -----------     -----------

         Total current assets                         4,257,000       6,790,000

PROPERTY, net                                           836,000         915,000

OTHER ASSETS, net                                       306,000         161,000
                                                     -----------     -----------

TOTAL ASSETS                                         $5,399,000      $7,866,000
                                                     ===========     ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable                                     $  560,000      $1,070,000
Accrued clinical trial site fees                        260,000         607,000
Accrued legal and accounting fees                       194,000         303,000
Accrued royalties and license fees                      149,000         189,000
Accrued payroll and related costs                       314,000         374,000
Notes payable, current portion                                -           2,000
Other current liabilities                               300,000         208,000
Deferred revenue                                        531,000          30,000
                                                     -----------     -----------

         Total current liabilities                    2,308,000       2,783,000

CONVERTIBLE DEBT, net of discount                       760,000              --
DEFERRED LICENSE REVENUE                                200,000              --
COMMITMENTS AND CONTINGENCIES                                --              --

STOCKHOLDERS' EQUITY, net                             2,131,000       5,083,000
                                                     -----------     -----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY           $5,399,000      $7,866,000
                                                     ===========     ===========

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
                                    PEREGRINE PHARMACEUTICALS, INC.

                                 CONSOLIDATED STATEMENTS OF OPERATIONS
                     FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED APRIL 30, 2003

                                                        2003               2002               2001
                                                   --------------     --------------     --------------
                                                      unaudited
REVENUES:
Contract manufacturing revenue                     $   3,346,000      $      46,000      $          --
License revenue                                          575,000          3,720,000            979,000
                                                   --------------     --------------     --------------

Total revenues                                         3,921,000          3,766,000            979,000

COSTS AND EXPENSES:
Cost of contract manufacturing                         2,860,000             12,000                 --
Research and development                               8,744,000         11,494,000          7,749,000
General and administrative                             2,987,000          2,478,000          3,443,000
Purchased in-process research and  development                --          2,000,000                 --
                                                   --------------     --------------     --------------

         Total costs and expenses                     14,591,000         15,984,000         11,192,000
                                                   --------------     --------------     --------------

LOSS FROM OPERATIONS                                 (10,670,000)       (12,218,000)       (10,213,000)

OTHER INCOME (EXPENSE):
Interest and other income                                291,000            512,000            921,000
Interest and other expense                            (1,180,000)           (12,000)          (243,000)
                                                   --------------     --------------     --------------

NET LOSS                                           $ (11,559,000)     $ (11,718,000)     $  (9,535,000)
                                                   ==============     ==============     ==============

WEIGHTED AVERAGE SHARES
   OUTSTANDING                                       116,468,353        104,540,204         95,212,423
                                                   ==============     ==============     ==============
BASIC AND DILUTED LOSS PER
    COMMON SHARE                                   $       (0.10)     $       (0.11)     $       (0.10)
                                                   ==============     ==============     ==============